Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Edgewise Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
Fees to Be Paid	Equity	Depositary Shares	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
Fees to Be Paid	Equity	Warrants	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
Fees to Be Paid	Other	Subscription Rights	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
Fees to Be Paid	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
Fees to Be Paid	Other	Units	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(3)	(4)	(4)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	N/A	N/A	$175,000,000	$0.00014760	$25,830
	Total Offering Amounts					$175,000,000		$25,830
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$25,830

(1)	The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) depositary shares, (e) warrants to purchase common stock, preferred stock, debt securities or depositary shares, (f) subscription rights, (g) purchase contracts, and (h) units consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(3)	The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee, other than the registration fee due in connection with $175,000,000 of shares of common stock that may be issued and sold from time to time under the prospectus supplement included herein. Any subsequent registration fees will be paid on a “pay-as-you-go” basis.